Exhibit 99.1

Bridgetown Holdings Limited Announces the Separate Trading of its Class A Ordinary Shares and Warrants

Hong Kong, December 3, 2020 (GLOBE NEWSWIRE) – Bridgetown Holdings Limited (the “Company”) announced today that, commencing December 7, 2020, holders of the 59,499,351 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC under the symbols “BTWN” and “BTWNW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Stock Market LLC under the symbol “BTWNU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Bridgetown Holdings Limited is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on a target with operations or prospective operations in the technology, financial services, or media sectors in Southeast Asia. The Company is led by Chief Executive Officer and Chief Financial Officer, Daniel Wong, and Chairman Matt Danzeisen.

The units were initially offered by the Company in an underwritten offering. UBS Investment Bank and BTIG, LLC acted as the joint-book running managers for the offering. A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on October 15, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Karin Wong

+852-9755-6265

Karin.Wong@pcg-group.com